UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2012

APRIA HEALTHCARE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	333-168159	33-0488566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26220 Enterprise Court Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 639-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2012, Apria Healthcare Group Inc. (the “Company”) announced the realignment of management responsibilities for its operating segments. In connection with these changes, Daniel E. Greenleaf was appointed Chief Executive Officer of Coram, Inc., the principal operating subsidiary for the Company’s Home Infusion Therapy Segment. Mr. Greenleaf joined the Company as President of Coram, Inc., in 2008 and was promoted to Chief Operating Officer of the Company in 2010. In this promotion to Chief Executive Officer of Coram, Mr. Greenleaf will no longer serve as the Chief Operating Officer of the Company’s Home Respiratory/Home Medical Equipment Segment.

Item 8.01.	Other Events

On March 14, 2012, the Company also announced that Daniel J. Starck has been named Chief Executive Officer of Apria Healthcare, Inc., the principal operating subsidiary for the Company’s Home Respiratory Therapy/Home Medical Equipment Segment, effective April 16, 2012. Norman C. Payson, M.D. will continue to serve as the Executive Chairman and Chief Executive Officer of the Company, overseeing both operating segments.

Mr. Starck, age 45, joins Apria from CorVel Corporation, where he served as Chief Executive Officer since 2007 and as President and Chief Operating Officer since 2006. From 1992 to 2006, Mr. Starck held progressively more responsible operational positions with the Company and a predecessor company. From 2003 to 2006, Mr. Starck served the Company as Executive Vice President of Business Operations, with national responsibility for revenue management, logistics and other multi-site operational functions.

A copy of the press release announcing the management realignment and the appointment of Mr. Starck is attached as Exhibit 99.1 to this current report.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1	Press Release dated March 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC.

Date: March 14, 2012	By:	/S/ ROBERT S. HOLCOMBE
	Name:	Robert S. Holcombe
	Title:	Executive Vice President and General Counsel